Exhibit 10.4

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: (212) 250-2500

Date:	January 24, 2013

To:	Auxilium Pharmaceuticals, Inc.
640 Lee Road
Chesterbrook, PA 19087
	Attention:	Jim Fickenscher, Chief Financial Officer
	Telephone No.:	(484) 321 – 5902
	Facsimile No.:	(484) 321 – 5996
Email: jfickenscher@auxilium.com

From:	Deutsche Bank AG, London Branch

Re:	Base Call Option Transaction

Reference Number:	520718

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Deutsche Bank AG, London Branch (“Dealer”) and Auxilium Pharmaceuticals, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934.  DEUTSCHE BANK SECURITIES INC.  (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

Chairman of the Supervisory Board: Dr. Paul Achleitner.

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein are based on terms that are defined in the Base Prospectus dated January 23, 2013, as supplemented by the Prospectus Supplement dated January 24, 2013 (as so supplemented, the “Prospectus”) relating to the 1.50% Convertible Senior Notes due 2018 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 325,000,000 (as increased by up to an aggregate principal amount of USD 25,000,000 if and to the extent that the Underwriters (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Underwriting Agreement (as defined herein)) pursuant to an Indenture to be dated January 30, 2013 (the “Base Indenture”), as supplemented by a Supplemental Indenture thereto to be dated January 30, 2013 (the “Supplemental Indenture”), each between Counterparty and Wells Fargo Bank, National Association, as trustee (the Base Indenture as so supplemented, the “Indenture”).  In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern.  The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation.  The parties further acknowledge that the Supplemental Indenture section numbers used herein are based on the draft of the Supplemental Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Base Indenture or Supplemental Indenture herein are references to the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date of its execution, and if either the Base Indenture or the Supplemental Indenture is amended following such date, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.                                      This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”).  In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.                                      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	January 24, 2013

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “AUXL”).

Number of Options:	325,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	5%

Option Entitlement:	A number equal to the product of the Applicable Percentage and 41.3770.

Strike Price:

An amount in USD equal to USD1,000 divided by 41.3770. The Strike Price shall be rounded by the Calculation Agent in accordance with the applicable provisions of the Indenture; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty has elected to designate (and such designation is accepted) a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 9.12 of the Supplemental Indenture (regardless of whether such financial institution delivers any amounts due in respect of such Convertible Note, or whether such Convertible Note is resubmitted to Counterparty for conversion following a failure by such financial institution to deliver any such amounts or otherwise).

Premium:	USD 3,250,000

Premium Payment Date:	January 30, 2013

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 9.04(h) and Section 9.03 of the Supplemental Indenture.

Procedures for Exercise.

Conversion Date:

With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 9.02(b) and (c) of the Supplemental Indenture.

Free Convertibility Date:	January 15, 2018

Expiration Time:	The Valuation Time

Expiration Date:	July 15, 2018, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:

Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date in respect of which a “Notice of Conversion” (as defined in the Supplemental Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only to the extent Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”); provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the

Convertible Notes. For the avoidance of doubt, if Counterparty fails to give notice as required above when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise (but not in respect of any subsequent exercise) shall be permanently extinguished, and late notice shall not cure such failure.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Shares or in any options contracts or future contracts relating to the Shares.”

Relevant Stock Exchange:

The NASDAQ Global Select Market or, if the Shares are not then listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, the over-the-counter market, as reported by the National Quotation Bureau or similar organization or, if the Shares are not then quoted by the National Quotation Bureau or similar organization, the principal other market on which the Shares are then traded.

Settlement Terms.

Settlement Method:

For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if (x) Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option and (y) the Notice of Exercise or Notice of Final Settlement Method, as the case may be, contains in writing the following representations and warranties from Counterparty to Dealer as of such notice delivery date:

(i) none of Counterparty and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Counterparty’s decision to elect the settlement method for the relevant Convertible Notes is aware of any material nonpublic information regarding Counterparty or the Shares;

(ii)  Counterparty is electing the settlement method for the relevant Convertible Notes in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the settlement method for the relevant Convertible Notes or the Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act (as defined below); and Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iii)  Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(iv)  such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(v)  any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Relevant Settlement Method:	In respect of any Option:

(i)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 9.02(a)(iv)(A) of the Supplemental Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 9.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount less than USD

1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 9.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 9.02(a)(iv)(C) of the Supplemental Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 9.02(a)(iv)(B) of the Supplemental Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:

If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i)             cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)          Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:

If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period.

Daily Option Value:

For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:

For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible

Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page AUXL <equity> (or any successor thereto).

Valid Day:

A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Relevant Stock Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:

A day that is scheduled to be a Valid Day on the the Relevant Stock Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AUXL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i)             if the related Conversion Date occurs prior to the Free Convertibility Date, the 60 consecutive Valid Days commencing on, and including, the third Valid Day following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 120 consecutive Valid Day period commencing on, and including, the third Valid Day immediately following such Conversion Date; or

(ii) if the related Conversion Date occurs on or following the Free Convertibility Date, the 60 consecutive Valid Days commencing on, and including, the 62nd Scheduled Valid Day immediately prior to the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 120 consecutive Valid Days commencing on, and including, the 122nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option. The last sentence of Section 9.12 of the Equity Definitions is hereby amended and restated to read “Notwithstanding the foregoing, a party shall not be responsible for any special, indirect or consequential damages (including, without limitation, delayed or lost ‘earnings per share’ benefits and delayed or loss tax benefits), even if informed of the possibility thereof.”

Representation and Agreement:

Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)). With respect to any such certificated Shares (as described in clause (ii) above), the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

3.                                      Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price” , “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the fourth sentence of Section 9.04(c) of the Supplemental Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the last sentence of Section 9.04(d) of the Supplemental Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if the Calculation Agent acting in good faith and a commercially reasonable manner disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 9.05 of the Supplemental Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided, further, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Section 9.04(a), (b), (c), (d) and (e) and Section 9.05 of the Supplemental Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:

Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event” in Section 9.07(a) of the Supplemental Indenture.

Tender Offers:

Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 9.04(e) of the Supplemental Indenture.

Consequence of Merger Events /
Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that (x) such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision and (y) the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be a corporation or will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)             Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on terms that do not result in Dealer incurring a materially increased cost, as determined by the Calculation Agent.”; and

(ii)          Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer; provided that (x) Calculation Agent shall make all calculations, adjustments and determinations required pursuant to the Transaction in good faith and in a commercially reasonable manner and (y) if an Event of Default described in Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, the Calculation Agent shall be a leading recognized dealer in equity derivatives designated in good faith by Counterparty for so long as such Event of Default is continuing.

5.                                      Account Details.

(a)                                 Account for payments to Counterparty:  To be advised.

Account for delivery of Shares to Counterparty:  To be advised.

(b)                                 Account for payments to Dealer:

Deutsche Bank AG, London Branch

The Bank of New York

Bank Routing: 021-000-018

Account Name: Deutsche Bank Securities, Inc.

Account No.: 8900327634

Account for delivery of Shares from Dealer:

To be provided by Dealer

6.                                      Offices.

(a)                                 The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

(b)                                 The Office of Dealer for the Transaction is: New York

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attention:                                         Andrew Yaeger

Telephone:                                   (212) 250-2717

Email:            Andrew.Yaeger@db.com

7.                                      Notices.

(a)                                 Address for notices or communications to Counterparty:

Auxilium Pharmaceuticals, Inc.
640 Lee Road
Chesterbrook, PA 19087
Attention:                                         Jim Fickenscher, Chief Financial Officer
Telephone No.:             (484) 321 – 5902
Facsimile No.:                   (484) 321 – 5996
Email: jfickenscher@auxilium.com

With a copy to:

Auxilium Pharmaceuticals, Inc.
640 Lee Road
Chesterbrook, PA 19087

Attention:                                         Andrew Koven, Chief Administrative Officer and General Counsel
Telephone No.:             (484) 321 – 5907
Facsimile No.:                   (484) 321 – 5996
Email: akoven@auxilium.com

(b)                                 Address for notices or communications to Dealer:

Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street

New York, NY 10005

Attention:                                         Andrew Yaeger

Telephone:                                   (212) 250-2717

Email:                                                            Andrew.Yaeger@db.com

With a copy to:

Deutsche Bank AG, London Branch

c/o Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Attention:                                         Faiz Khan
Telephone No:                (212) 250-0668
Email:                                                            Faiz.Khan@db.com

8.                                      Representations, Warranties and Covenants of Counterparty.

Each of the representations and warranties of Counterparty set forth in Section 1 of the Underwriting Agreement (the “Underwriting Agreement”), dated as of January 24, 2013, among Counterparty, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the underwriters party thereto (the “Underwriters”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.  Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)                                 Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)                                 Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)                                  No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)                                 Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)                                  Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)                                   Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(g)                                  No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)                                 Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(i)                                     Counterparty (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 8(i) ceases to be true.

(j)                                    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).

(k)                                 Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(l)                                     Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(m)                             Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(n)                                 On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(o)                                 Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof.

Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(p)                                 Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

9.                                      Other Provisions.

(a)                                 Incumbency Certificate and Opinions.  Counterparty shall deliver to Dealer an incumbency certificate, dated as of the Trade Date, of Counterparty in customary form.  Counterparty shall also deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation.  Delivery of such incumbency certificate and opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)                                 Repurchase Notices.  Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 8.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof); provided that in no event shall Counterparty be required to, nor shall Counterparty, disclose any material non-public information to Dealer (and the preceding notice obligation shall be postponed until the first day on which delivery of such notice would not result in the disclosure of material non-public information).  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the product of the Number of Options, and the Option Entitlement and the denominator of which is the number of Shares outstanding on such day.  Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person incurs, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of the Transaction.  Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)                                  Regulation M.  Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than (x) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (y) the distribution of the Convertible Notes.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)                                 No Manipulation.  Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)                                  Transfer or Assignment.

(i)                                     Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)                               With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(p) or 9(u) of this Confirmation;

(B)                               Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)                               Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)                               Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)                                An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)                                 Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)                               Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)                                  Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Deutsche Bank AG, or (B) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investors Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.  If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of

Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (other than any Schedule 13D or Schedule 13G filing under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)                               Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)                                   Staggered Settlement.  If Net Share Settlement or Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, and Dealer, based upon advice of counsel, with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, reasonably determines that it would have a legal or regulatory concern if it were to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)                                     in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date.

(ii)                                  when so specifying the related Staggered Settlement Dates, Dealer shall specify the fewest number of Staggered Settlement Dates as is practicable or advisable;

(iii)                               the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iv)                              if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)                                  [Reserved.]

(h)                                 Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI.  In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.

(i)                                     [Reserved.]

(j)                                    Additional Termination Events.

(i)                                     Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 5.02 of the Supplemental Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii)                                  In addition, an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.  “Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer.

(iii)                               Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

(k)                                 Amendments to Equity Definitions.

(i)                                     [Reserved.]

(ii)                                  With respect to an “Insolvency Filing” only, Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iii)                               In connection with any “Change In Law,” Counterparty shall be permitted to terminate the Transaction pursuant to Section 12.9(b)(i) of the Equity Definitions only if Counterparty concurrently represents and warrants to Dealer that each of Counterparty and its affiliates is not, on the date of the relevant notice to terminate the Transaction, in possession of any material non-public information with respect to Counterparty or the Shares.

(l)                                     Setoff.  For the avoidance of doubt, in the event of bankruptcy or liquidation of either Counterparty or Dealer neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(m)                             Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:

One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(n)                                 Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)                                 Submission to Jurisdiction.  Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof.  Each party waives any objection which it may have at any time to the laying of venue of any Proceedings in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further wives the right to object, with respect to such Proceedings that such court does not have any jurisdiction over such party.  Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

(p)                                 Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based upon the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(p) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.  This Section 9(p) shall survive the termination, expiration or early unwind of the Transaction.

(q)                                 Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(r)                                    Right to Extend.  Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(s)                                   Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(t)                                    Securities Contract; Swap Agreement; Qualified Financial Contract.  The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.  To the extent that 12 U.S.C. Section 1821 is applicable to the Transaction and Dealer, it is the intention of the parties that (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

(u)                                 Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)                                     promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)                                  promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.

(v)                                 Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute),, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(w)                               Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(x)                                 Early Unwind. In the event the sale of the “Firm Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Each of Dealer and Counterparty represents and acknowledges to the other that, subject to the proviso included in this Section 9(x), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(y)                                 Governing Law.  THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(z)                                  Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(aa)                          Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Dealer will make the time of execution of the Transaction available upon request.

Dealer is regulated by the Financial Services Authority.

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

By:	/s/ Andy Yaeger
Name:	Andy Yaeger
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

By:	/s/ Andy Yaeger
Name:	Andy Yaeger
Title:	Managing Director

Accepted and confirmed as of the Trade Date:

Auxilium Pharmaceuticals, Inc.

By:	/s/ James Fickenscher
Authorized Signatory
Name:	James Fickenscher